Exhibit 99.1

FORTE BIOSCIENCES, INC. ANNOUNCES RESULTS AND PROVIDES UPDATE

Three clinical trial readouts for FB102 expected in 2026, including phase 2 in celiac disease and phase 1b in both vitiligo and alopecia areata

DALLAS, TX – AUGUST 14, 2025 – Forte Biosciences, Inc. (www.fortebiorx.com) (NASDAQ: FBRX), a clinical-stage biopharmaceutical company focused on autoimmune and autoimmune-related diseases, today announced its second quarter 2025 financial results and provided a business update.

“I am deeply appreciative of the Forte team’s incredible accomplishments in initiating 3 clinical trials for FB102 with data readouts shortly.” said Forte Biosciences CEO Paul Wagner, PhD. “We have begun dosing subjects in the FB102 phase 2 celiac disease clinical trial and look forward to reporting topline results from that study in 2026. Based on the strength of the positive results from the FB102 phase 1b CeD trial, which we reported in June, we look forward to the phase 2 data further validating FB102 for the treatment of celiac disease. Enrolment in the FB102 phase 1b vitiligo clinical study is ongoing and topline data are expected in 1H26. Additionally, we are initiating a phase 1b trial in alopecia areata and expect data from that study in 2026. With 3 key clinical trial readouts for FB102, 2026 will be a very eventful year and further highlight FB102’s potential to address the significant unmet medical needs across multiple indications including celiac disease, vitiligo and alopecia areata, which represent multi-billion dollar potential market opportunities.”

Prof. Jason Tye-Din, Head of Celiac Research at the Walter and Eliza Hall Institute at the Royal Melbourne Hospital and principal investigator in the FB102 phase 1b trial, will give an oral presentation of the phase 1b data at the Tampere Celiac Disease Symposium, Tampere Finland (September 10-12, 2025).

Financing Update

On June 25, 2025, the Company closed a public offering in which it sold 5,630,450 shares of common stock at a price of $12.00 per share and pre-funded warrants to purchase 619,606 shares of common stock at a price of $11.999 per pre-funded warrant. The net proceeds from the June offering were $69.9 million after underwriting discounts, commissions and offering expenses.

In July 2025 the underwriters of the offering exercised the over-allotment option and purchased an additional 148,258 shares of common stock for net proceeds to the Company of $1.7 million.

Q2 2025 Operating Results

Research and development expenses were $8.6 million for the three months ended June 30, 2025, compared to $5.7 million for the same period in 2024. The increase was primarily due to increases of $3.8 million in clinical expenses related to our phase 1b clinical trials of FB102 for celiac disease and vitiligo and $0.6 million in personnel-related expenses due to an increase in headcount that were partially offset by a decrease of $1.5 million in pre-clinical expenses as a result of toxicology work performed in 2024.

Research and development expenses were $21.3 million for the six months ended June 30, 2025, compared to $10.1 million for the same period in 2024. The increase was primarily due to an increase of $11.7 million in manufacturing and clinical expenses of our phase 1b clinical trials of FB102 for celiac disease and vitiligo that were partially offset by a decrease of $0.8 million in pre-clinical expenses as a result of toxicology work performed in 2024. Subsequent to our phase 1b readout for celiac disease in June 2025, FB102 is currently enrolling patients for a phase 2 trial.

Our research and development expenses may increase as we continue to advance FB102 through phase 2 celiac disease and phase 1b vitiligo clinical trials, and commence a phase 1b clinical trial for alopecia areata.

General and administrative expenses were $3.0 million for the three months ended June 30, 2025 compared to $7.1 million for the same period in 2024. The decrease was primarily due to decreases in professional and legal expenses, including litigation and settlement expenses, of $4.8 million, partially offset by an increase of $0.6 million in non-cash stock-based compensation.

General and administrative expenses were $6.4 million for the six months ended June 30, 2025 compared to $10.5 million for the same period in 2024. The decrease was primarily due to decreases in professional expenses and legal expenses, including litigation and settlement expenses, of $5.7 million partially offset by an increase of $1.5 million in personnel-related expenses including additional non-cash stock-based compensation of $1.3 million.

Our general and administrative expenses may fluctuate in the future due to fluctuations in professional and advisory fees as we build out our infrastructure to advance FB102 through a phase 2 and multiple phase 1b clinical trials and pursue additional autoimmune indications.

Net losses per share were $(0.96) and $(6.78) for the three months ended June 30, 2025 and 2024, and $(2.32) and $(10.81) for the six months ended June 30, 2025 and 2024, respectively.

Forte ended the second quarter of 2025 with $106.1 million in cash and cash equivalents. There are 12.3 million shares of common stock and 5.4 million prefunded warrants outstanding as of June 30, 2025.

FORTE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value data)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$106,144	$22,244
Short-term investments	—	36,121
Prepaid expenses and other current assets	1,472	2,981

Total current assets	107,616	61,346
Property and equipment, net	110	77
Other assets	57	138

Total assets	$107,783	$61,561

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,301	$4,879
Accrued liabilities	3,869	4,202

Total current liabilities	9,170	9,081

Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $0.001 par value: 200,000,000 shares authorized as of June 30, 2025 (unaudited) and December 31, 2024; 12,282,024 and 6,393,323 shares issued and outstanding as of June 30, 2025 (unaudited) and December 31, 2024, respectively	12	6
Additional paid-in capital	279,504	206,461
Accumulated other comprehensive income	—	11
Accumulated deficit	(180,903)	(153,998)

Total stockholders’ equity	98,613	52,480

Total liabilities and stockholders’ equity	$107,783	$61,561

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$8,469	$5,590	$21,011	$9,914
Research and development - related party	150	150	300	179
General and administrative	2,960	7,078	6,392	10,529

Total operating expenses	11,579	12,818	27,703	20,622

Loss from operations	(11,579)	(12,818)	(27,703)	(20,622)
Other income, net	330	307	798	691

Net loss	$(11,249)	$(12,511)	$(26,905)	$(19,931)

Per share information:
Net loss per share - basic and diluted	$(0.96)	$(6.78)	$(2.32)	$(10.81)
Weighted average shares and pre-funded warrants outstanding, basic and diluted	11,744,143	1,845,237	11,572,510	1,844,272
Comprehensive Loss:
Net loss	$(11,249)	$(12,511)	$(26,905)	$(19,931)
Change in unrealized gains and losses on available-for-sale securities, net	—	(5)	(11)	(11)

Comprehensive loss	$(11,249)	$(12,516)	$(26,916)	$(19,942)

Additional details on Forte’s second quarter 2025 financial results can be found in Forte’s Form 10-Q as filed with the SEC on August 14, 2025. You can also find more information in the investor relations section of Forte’s website at www.fortebiorx.com.

About Forte

Forte Biosciences, Inc. is a clinical-stage biopharmaceutical company that is advancing FB102, which is a proprietary anti-CD122 monoclonal antibody therapeutic candidate with potentially broad autoimmune and autoimmune-related indications.

Forward-Looking Statements

Forte cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Company’s current beliefs and expectations. Forward-looking statements include statements regarding the Company’s beliefs, goals, intentions and expectations regarding its product candidate, FB102 and the therapeutic and commercial market potential of FB102, expectations for patient enrollment and timing of clinical data readouts. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: risks related to Forte’s ability to obtain sufficient additional capital to continue to advance Forte’s product candidate, FB102; uncertainties associated with the clinical development and regulatory approval of Forte’s product candidate, FB102, including potential delays in the commencement, enrollment and completion of clinical trials, including the timing of the completion of the Company’s patient-based trials; the risk that results from preclinical and any interim result of our ongoing clinical trials may not be predictive of future results from clinical trials; risks associated with the failure to realize any value from FB102 in light of inherent risks, expense and difficulties involved in successfully bringing product candidates to market; and additional risks, uncertainties, and other information affecting Forte’s business and operating results is contained in Forte’s Quarterly Report on Forms 10-Q filed on August 14, 2025, and in its other filings with the Securities and Exchange Commission. All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Forte undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:
LifeSci Advisors	Forte Biosciences, Inc.
Mike Moyer, Managing Director	Paul Wagner, CEO
mmoyer@lifesciadvisors.com	investors@fortebiorx.com